Exhibit 10.1

Mutual Release of Claims

THIS MUTUAL RELEASE OF CLAIMS, dated December 31, 2021, (this “General Release”) is between SUMMIT HOTEL PROPERTIES, INC., a Maryland corporation (the “Company”), and DANIEL P. HANSEN (the “Executive” or “I”), recites and provides as follows:

Section 1. Employee Release

I, Daniel P. Hansen, in consideration of and subject to the performance by Summit Hotel Properties, Inc. (the “Company”), of its obligations under the Amended and Restated Employment Agreement dated as of December 16, 2020 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

I understand that any payments or benefits paid or granted to me under Section 10 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 10 of the Agreement other than the Standard Termination Benefits unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly or by their nature survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to any severance benefits to which I am entitled under the Agreement or any vested benefits under any employee benefit or retirement plan, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification , as provided under Section 12 of the Agreement, or otherwise, or (iii) my rights as an equity or security holder in the Company.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

Section 2. Company Release

In consideration of and subject to the performance by the Executive of his obligations under the Agreement, the Company and each of its divisions, subsidiaries and operating companies, and the respective officers, directors, agents and representatives of each of them (collectively, with the Company, the “Releasing Parties”) does hereby release and forever discharge as of the date hereof the Executive and each of his agents, family members, heirs, executors, representatives, successors and assigns (collectively, the “Executive Released Parties”) to the extent provided below. The Executive Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Executive Released Parties hereunder.

Except as provided in paragraph 3 below, the Releasing Parties knowingly and voluntarily release and forever discharge the Executive Released Parties from any and all Claims, whether known or unknown, suspected, or claimed against the Executive or any of the Executive Released Parties which the Releasing Parties may have, by reason of any matter, cause, or thing whatsoever, from the beginning of the Executive’s initial dealings with the Company to the date of this General Release; provided that the release of claims shall not apply with respect to (a) any Claim relating to the Executive’s fraud or other willful misconduct or (b) any matter the Executive took active steps to conceal from the Company.

The Releasing Parties represent that they have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 1 above.

The Releasing Parties agree that they hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Executive Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, any form of injunctive relief. Notwithstanding the above, the Releasing Parties further acknowledge that they are not waiving and are not being required to waive any right that cannot be waived under law.

In signing this General Release, the Releasing Parties acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Releasing Parties expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The Releasing Parties acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Executive would not have agreed to the terms of the Agreement. The Releasing Parties further agree that in the event any of the Releasing Parties should bring a Claim seeking damages against any Executive Released Party, or in the event any of the Releasing Parties should seek to recover against any Executive Released Party in any Claim brought by a governmental agency on behalf of a Releasing Party, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. The Releasing Parties further agree that they are not aware of any pending claim of the type described in paragraph 1 above as of the execution of this General Release.

The Company agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Executive, any Executive Released Party or the Company of any improper or unlawful conduct.

The Company represents that it is not aware of any claim by any Releasing Party other than the claims that are released by this General Release. The Releasing Parties acknowledge that they may hereafter discover claims or facts in addition to or different than those which they now know or believe to exist with respect to the subject matter of the release set forth in paragraph 1 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and its decision to enter into it.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Executive of the Agreement after the date hereof.

The parties to this General Release hereby acknowledge that Sections 14 through 24 of the Agreement shall survive execution of this General Release. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

IN WITNESS WHEREOF, the parties have executed this Mutual Release as of the 31st day of December, 2021.

SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Christopher Eng
Title: EVP & General Counsel

EXECUTIVE

/s/ Daniel P. Hansen
DANIEL P. HANSEN